EXHIBIT 99.1
INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF STSPL AND TEMASEK
       1. Directors of STSPL. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each present director of STSPL. STSPL has no executive officers. Unless otherwise indicated, each such person is a citizen of Singapore, and the business address of each such person is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office	Past Five Years

Lena Chia Yue Joo 22 Jalan Remaja Bamboo Grove Park Singapore 668682	Director	Ms. Chia joined Temasek in January 2005 and is currently the Managing Director of Legal & Regulations. Prior to joining Temasek, she was a lawyer in private law practice until 1994, when she joined the Singapore Technologies group as an in-house counsel. She held various positions in the Singapore Technologies group, the last being, Director, Legal, of Singapore Technologies Pte Ltd.

Ms. Chia holds a Bachelor of Law (Honors) degree from the National University of Singapore and has been admitted as an advocate & solicitor of the Supreme Court of Singapore.

Leong Wai Leng 612 Telok Blangah Road #07-10 Fairways Singapore 109026	Director	Ms. Leong joined Temasek in March 2006 and is currently a Senior Managing Director and the Chief Financial Officer. Prior to joining Temasek, she was the Deputy Chief Executive Officer of Raffles Holdings Ltd and concurrently, the Chief Executive Officer of Raffles International Ltd, its hotel operating and management subsidiary. Prior to joining Raffles, Ms. Leong had 23 years of working experience holding senior management positions in two publicly listed companies and the public sector.

Ms. Leong has a Bachelor of Arts (Honors) in Engineering Tripos and a Master of Arts from Cambridge University, United Kingdom. She also holds a Master of Applied Finance from Macquarie University, Australia.

       2. Directors and Executive Officers of Temasek. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each present director and executive officer of Temasek. Unless otherwise indicated, each such person is a citizen of Singapore, and the business address of each such person is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

Suppiah Dhanabalan 1E Chatsworth Avenue Singapore 249842	Chairman	Mr. Dhanabalan has been the Chairman of Temasek since September 1996, and was Chairman of DBS Group Holdings Ltd from 1999 to 2005.

Mr. Dhanabalan began his career in the Singapore Civil Service in 1960. He was at the Economic Development Board from 1961 to 1968, during which he helped establish the Development Bank of Singapore, where he served from 1968 to 1978. He entered politics in 1976 and, while a Member of Parliament, held a number of cabinet positions: Minister for Foreign Affairs, Minister for Culture, Minister for Community Development, Minister for National Development and Minister for Trade and Industry. From 1996 to 1998, Mr. Dhanabalan was the Chairman of Singapore Airlines Ltd.

He holds a B.A. (Honors) in Economics from the University of Malaya, Singapore.

Kwa Chong Seng 19 Victoria Park Road Singapore 266498	Deputy Chairman	Mr. Kwa has been the Chairman and Managing Director of ExxonMobil Asia Pacific Pte Ltd since December 1999. He is concurrently a Board Member of DBS Group Holdings Ltd and serves on the Public Service Commission and the Legal Service Commission.

Mr. Kwa joined Esso Singapore in 1969 and worked abroad for about nine years in various assignments, most of which were with Exxon Company, International (New Jersey), in marketing and investment planning positions. He also worked with Exxon in Houston, New York and Hong Kong. He was conferred Honorary Ningbo Citizenship in 1999 and received the National University of Singapore’s Distinguished Engineering Alumni Award in 1994 and the Public Service Star in 2005.

He graduated as a Mechanical Engineer from the University of Singapore.

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

Lim Siong Guan 69 Coronation Road Singapore 269466	Director	Mr. Lim has been the Chairman of the Economic Development Board since October 2006. Prior to this, he had been the Permanent Secretary of the Ministry of Finance from 1998 to October 2006. He was also the Head of Civil Service, Prime Minister’s Office (Singapore) from 1999 to 2005.

Mr. Lim is also the Chairman of EDB Investments Pte Ltd and TIF Ventures Pte Ltd, the Chairman of Bio*One Capital Pte Ltd and a Board Member of National Research Foundation.

Mr. Lim has been awarded the Public Administration Medal (Gold) and the Meritorious Service Medal.

He holds a First Class Honors degree in Mechanical Engineering from the University of Adelaide.

Goh Yew Lin 15 Leedon Park Singapore 267891	Director	Mr. Goh is the Executive Director of GK Goh Holdings Ltd, an investment holding company listed on the Singapore Exchange. He was actively involved in the securities industry in Southeast Asia for 25 years until the sale of G.K. Goh’s stockbroking business in 2005. He has previously served on various economic sector committees and as an independent Director on the Board of Singapore Exchange Ltd.

Mr. Goh is an independent Director of CIMB-GK Pte Ltd, Boyer Allan Management Ltd and various funds managed by Boyer Allan. Among his public sector appointments, he is Chairman of the Yong Siew Toh Conservatory of Music and Deputy Chairman of the Singapore Symphonia Company Limited.

He holds a B.S. (Economics) degree from the University of Pennsylvania.

Koh Boon Hwee 27 Queen Astrid Park Singapore 266832	Director	Mr. Koh has been the Executive Chairman & CEO of Sunningdale Tech Ltd since July 2005 and before that was Executive Director of Tech Group Asia (the predecessor of Sunningdale Tech) from 2003 to June 2005. He is also an Executive Director of Mediaring Limited since 2002.

Mr. Koh is also the Chairman of DBS Group Holdings Ltd since 2006. He was previously the Chairman of Singapore Airlines Ltd, SIA Engineering Co. Ltd and Singapore Telecommunications Ltd, Executive Chairman of

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

the Wuthelam Group and Managing Director of Hewlett Packard Singapore.

Mr. Koh was conferred the Meritorious Service Medal in 1995 and the Public Service Star in 1991. He holds a B.Eng. (First Class Honors) in Mechanical Engineering from the Imperial College of Science and Technology, University of London, and an MBA (Distinction) from the Harvard Business School.

Kua Hong Pak 1 Muswell Hill Braddell Heights Estate Singapore 358416	Director	Mr. Kua has been the Managing Director and Group CEO of ComfortDelGro Corporation Limited since March 2003, and concurrently, the Deputy Chairman of SBS Transit Ltd from May 2002 and Deputy Chairman of Vicom Ltd from May 2003.

Mr. Kua was the Executive Director of SBS Transit Ltd from May 2002 to December 2002 and the President & CEO of Times Publishing Pte Limited from April 1989 to February 2001.

He also sits on the boards of PSA International Pte Limited, PSA Corporation Ltd, StarHub Ltd, Ringier Print (HK) Ltd. and Cabcharge Australia Limited. He was previously the President and CEO of Times Publishing Group.

Mr. Kua was conferred the Public Service Star in 1996 and re-appointed a Justice of the Peace by the President of Singapore in 2005. He was also conferred Honorary Citizenship by the Shenyang City People’s Government in 1997.

He holds a Bachelor of Accountancy from the University of Singapore and participated in the Advanced Management Program of the Harvard Business School in USA.

Sim Kee Boon 114 Watten Estate Road Watten Estate Singapore 287597	Director	Mr. Sim is a Member of the Temasek Advisory Panel and Director of Asia Financial Holdings Pte. Ltd., a wholly-owned subsidiary of Temasek. He is also Advisor to the Civil Aviation Authority of Singapore and Lum Chang Group.

After graduation in 1953, Mr. Sim joined the Civil Service and became Head of Civil Service in 1979 until he retired in 1984. He then became Executive Chairman of Keppel Corporation Ltd from 1984 until 2000, after which he served as its Senior Advisor until June 2003.

Mr. Sim was a Member of the Council of Presidential Advisers in January 1997. He became Chairman of the Council of Presidential Advisers in January 2004 and stepped down as

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

Chairman in September 2005 but remained as a Member until 6 January 2007. He was Chairman of the Civil Aviation Authority of Singapore (CAAS) for fifteen years before stepping down in 1999 and became its Advisor since then. From 1995 to 1999, he was the Founding Chairman of MobileOne (Asia) Pte Ltd. From 1993 to 2000, he was co-chairman of Singapore-Suzhou Industrial Township Development. Mr Sim was President Commissioner of PT Bank Danamon Indonesia Tbk from October 2003 until May 2006.

Mr. Sim was awarded the Meritorious Service Medal in June 1963 and the Distinguished Service Order in 1991. He holds a Bachelor of Arts & Economics (Honors) from the University of Malaya.

Teo Ming Kian 16 Jalan Limau Manis Bedokville Singapore 468347	Director	Mr. Teo has been the Permanent Secretary of the Ministry of Finance since October 2006. Before this, he was the Executive Chairman of the Economic Development Board from 1 February 2001. He is concurrently the Permanent Secretary of the National Research and Development, Prime Minister’s Office, from January 2006.

He is also the Chairman of MND Holdings Pte Ltd, Accounting and Corporate Regulatory Authority, Inland Revenue Authority of Singapore and a Board Member of National Research Foundation and the Monetary Authority of Singapore.

Mr. Teo holds a B.Eng. (First Class Honors) in Mechanical Engineering from Monash University in Australia, and Master of Science in Management Studies from Massachusetts Institute of Technology in USA.

Ho Ching 24 Rochalie Drive Rose Garden Singapore 248255	Executive Director & CEO	Ms. Ho joined Temasek as a Director in January 2002 and became its Executive Director in May 2002. From 1 January 2004, she assumed the position of Executive Director & CEO.

Her first career was with the Ministry of Defence where she held various positions in the Defence Science Organisation and the Defence Materiel Organisation. She next served in the Singapore Technologies group where she last held the position of group CEO.

Conferred the Public Administration Medal (Silver, 1985) and the Public Service Star (1996), Ms. Ho is a Distinguished Engineering Alumnus of the National University of Singapore

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

and an Honorary Fellow of the Institute of Engineering, Singapore. She was awarded the President’s Scholarship for her undergraduate engineering studies at the University of Singapore, and was sponsored by the Loke Foundation for her MSc (Electrical Engineering) at Stanford University, USA.

Simon Claude Israel 8A Berrima Road Singapore 299927	Executive Director	Mr. Israel joined Temasek in July 2006 as an Executive Director after spending 10 years with the Danone Group, as Chairman Asia Pacific and as a member of the Group’s Executive Committee.

Prior to Danone, Mr. Israel enjoyed a 22-year career with Sara Lee Corporation across the Asia Pacific region progressing to Head (Household & Personal Care) of Asia Pacific.

Mr. Israel chairs the Singapore Tourism Board, sits on the Business Advisory Board of the Lee Kong Chian School of Business at Singapore Management University and is a Member of the Board of Singapore Telecommunications Limited, Neptune Orient Lines Limited, Fraser and Neave, Limited and Asia Financial Holdings Pte. Ltd.

He holds a Diploma of Business Studies from The University of the South Pacific.